Exhibit 12

WRIGHT EXPRESS CORPORATION

Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

			Years Ended December 31,
(Dollars in millions)		2011	2010	2009	2008	2007
EXCLUDING INTEREST ON DEPOSITS:
Consolidated Pre-tax Income, as reported		$208,605	$145,082	$225,244	$195,765	$163,137
Fixed Charges		11,676	5,314	6,210	11,859	12,677

Adjusted Earnings	(A)	$220,281	$150,396	$231,454	$207,624	$175,814

Financing interest expense, including amortization of debt issuance costs		$11,676	$5,274	$5,962	$11,385	$11,977
Preferred stock dividends		—	40	248	474	700
Fixed charges and preferred stock dividends	(B)	$11,676	$5,314	$6,210	$11,859	$12,677

Consolidated ratios of adjusted earnings to combined fixed charges and preferred stock dividends, excluding interest on deposits	(A)/(B)	18.9x	28.3 x	37.3 x	17.5 x	13.9 x
INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported		$208,605	$145,082	$225,244	$195,765	$163,137
Fixed Charges		17,129	10,684	16,463	41,429	42,491
Adjusted Earnings	(C)	$225,734	$155,766	$241,707	$237,194	$205,628

Interest on deposits		$5,453	5,370	10,253	29,570	29,814
Financing interest expense, including amortization of debt issuance costs		11,676	5,274	5,962	11,385	11,977
Preferred stock dividends and related adjustments		—	40	248	474	700
Fixed charges and preferred stock dividends	(D)	$17,129	$10,684	$16,463	$41,429	$42,491

Consolidated ratios of adjusted earnings to combined fixed charges and preferred stock dividends, including interest on deposits	(C)/(D)	13.2 x	14.6 x	14.7 x	5.7 x	4.8 x

For purposes of calculating the consolidated ratios to fixed charges presented above, adjusted earnings consist of consolidated pre-tax income from continuing operations, as reported, and fixed charges. Fixed charges, excluding operating interest expense, include interest associated with the Company’s Revolving line-of -credit, term loans, amortization of debt issuance costs and preferred stock dividends. Fixed charges, including operating interest expense, also include interest on our certificates of deposit and interest-bearing money market deposits (collectively, “Brokered Deposits”), as well as interest on borrowed federal funds, which we use to finance the receivables arising from our domestic payment.